Exhibit 99

RPC, Inc. Reports Fourth Quarter 2015 Financial Results

ATLANTA, January 27, 2016 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the fourth quarter ended December 31, 2015. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended December 31, 2015 revenues decreased 57.6 percent to $268.1 million compared to $632.2 million in the fourth quarter of last year. Revenues decreased compared to the prior year due to lower activity levels and pricing for our services. Operating loss for the quarter was $57.4 million compared to operating profit of $125.6 million in the prior year. Net loss for the quarter was $37.9 million or $0.18 loss per share, compared to net income of $77.6 million or $0.36 diluted earnings per share last year. Earnings before interest, taxes, depreciation and amortization (EBITDA) decreased to $9.0 million compared to $187.0 million in the prior year. 1

Cost of revenues during the fourth quarter of 2015 was $217.4 million, or 81.1 percent of revenues, compared to $390.5 million, or 61.8 percent of revenues, during the fourth quarter of last year.  Cost of revenues decreased due to lower costs resulting from lower activity levels, reduced personnel headcount and incentive compensation, and price reductions from suppliers, partially offset by the impact of increasing service intensity. As a percentage of revenues, cost of revenues increased due to competitive pricing for our services and inefficiencies resulting from lower activity levels.

Selling, general and administrative expenses were $36.6 million in the fourth quarter of 2015 compared to $50.4 million in the fourth quarter of 2014. These expenses decreased due to lower total employment costs and other cost reduction efforts as well as decreases in expenses which vary with activity and profitability. As a percentage of revenues, these costs increased to 13.7 percent in the fourth quarter of 2015 compared to 8.0 percent in the fourth quarter of 2014 primarily due to the relatively fixed nature of some of these costs during the short term. Depreciation and amortization increased to $66.2 million during the quarter compared to $61.6 million in the fourth quarter of the prior year due to capital equipment placed in service during the previous four quarters. RPC’s loss on disposition of assets was $5.3 million during the fourth quarter of 2015 compared to a loss of $4.2 million in the fourth quarter of 2014.

Interest expense during the fourth quarter of 2015 was $701 thousand, an increase compared to $589 thousand during the fourth quarter of the prior year. Interest expense during the fourth quarter of this year included the accelerated amortization of loan fees associated with RPC’s voluntary reduction of the borrowing capacity under its syndicated credit facility from $350 million to $125 million. This cost was partially offset by lower interest expense due to a lower average balance on RPC’s syndicated credit facility.

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP). Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

Fourth Quarter 2015 Earnings Release

For the 12 months ended December 31, 2015, revenues decreased 45.9 percent to $1.3 billion compared to $2.3 billion last year. Net loss for the 12-month period was $99.6 million, or $0.47 loss per share, compared to net income of $245.2 million, or $1.14 diluted earnings per share last year.

Discussion of Sequential Quarterly Financial Results

RPC’s revenues for the quarter ended December 31, 2015 decreased by $23.8 million or 8.2 percent compared to the third quarter of 2015. Revenues decreased due primarily to lower activity levels and, to a lesser extent, pricing for our services, partially offset by increased service intensity in pressure pumping. Cost of revenues during the fourth quarter decreased by $17.2 million or 7.3 percent due to lower employment expenses and lower materials and supplies expenses. Selling, general and administrative expenses during the fourth quarter of 2015 decreased by $751 thousand or 2.0 percent compared to the third quarter. RPC’s operating loss increased from $52.9 million in the third quarter of 2015 to $57.4 million in the fourth quarter. Net loss also increased from $35.2 million in the third quarter of 2015 to $37.9 million in the fourth quarter, while loss per share increased from $0.16 in the third quarter to $0.18 in the fourth quarter.

Management Commentary

“Our revenues and profitability continued to decline during the fourth quarter, driven by declines in activity levels and an operating environment characterized by continued pricing pressure,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “Oilfield customers continued to strive for lower completion costs in an environment of declining commodity prices. The persistent overcapacity of completion equipment and crews, along with the desperate financial condition of many of our peers, forced market pricing to decline.

“Industry indicators continued to decline during the quarter. The average U.S. domestic rig count during the fourth quarter was 753, a decrease of 60.7 percent compared to the same period in 2014, and a decrease of 12.8 percent compared to the third quarter of 2015. The average price of natural gas was $2.07 per Mcf, a 44.7 percent decrease compared to the prior year, and a 24.2 percent decrease compared to the third quarter of 2015. The unconventional rig count declined by 58.4 percent compared to the prior year and 12.5 percent sequentially. The average price of oil during the quarter was $41.74 per barrel, a 43.1 percent decrease compared to the prior year and a 10.8 percent decrease compared to the third quarter of 2015. Our sequential revenue decline was less severe than many of these industry metrics due to strong key customer relationships and the continued increased service intensity of the completion services we provide to our customers.

“The relentless decline in the price of oil thus far in January suggests that 2016 holds further distress for our industry. Customers continue to seek pricing concessions from financially stressed service companies, while at the same time requesting more service intensive completion work. In addition to lower commodity prices, the prospect of reduced access to the capital markets creates uncertainty for our customers’ 2016 budgets and operational plans. While we are encouraged by industry anecdotes of other competing oilfield service companies not having the financial resources to maintain their equipment properly, the true impact of a smaller effective fleet of equipment will not be known until industry activity levels improve. In the current environment, we are pleased to report that RPC had no outstanding bank debt at the end of the fourth quarter of 2015. We are using our financial strength to maintain our equipment consistent with our high standards and in a manner that allows us to provide quality services to our customers, while continuing to maintain our stacked equipment so that it can return to service when it is needed. During this period of low activity levels, we are reviewing our business processes and making efficiency improvements where appropriate, and we are assessing other opportunities to utilize our balance sheet,” concluded Hubbell.

Fourth Quarter 2015 Earnings Release

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services, and oilfield training services.

Technical Services revenues decreased 57.8 percent for the quarter compared to the prior year due to lower activity levels and pricing as compared to the prior year, partially offset by increasing service intensity in our pressure pumping service line, which is the largest service line within Technical Services. Support Services revenues decreased by 54.9 percent during the quarter compared to the prior year due principally to lower pricing and activity levels in the rental tool service line, which is the largest service line within this segment. Both Technical and Support Services reported operating losses due to lower revenues, partially offset by cost control efforts undertaken throughout the company.

(in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Revenues:
Technical Services	$250,048	$592,187	$1,175,293	$2,180,457
Support Services	18,038	40,019	88,547	156,956
Total revenues	$268,086	$632,206	$1,263,840	$2,337,413
Operating (loss) profit:
Technical Services	$(45,351)	$122,542	$(132,982)	$390,004
Support Services	(2,962)	11,320	(2,363)	42,510
Corporate expenses	(3,790)	(4,090)	(14,515)	(16,113)
Loss on disposition of assets, net	(5,302)	(4,151)	(6,417)	(15,472)
Total operating (loss) profit	$(57,405)	$125,621	$(156,277)	$400,929
Interest expense	(701)	(589)	(2,032)	(1,431)
Interest income	63	5	83	19
Other income (expense), net	253	(204)	5,185	(131)
(Loss) Income before income taxes	$(57,790)	$124,833	$(153,041)	$399,386

Fourth Quarter 2015 Earnings Release

RPC, Inc. will hold a conference call today, January 27, 2016 at 9:00 a.m. ET to discuss the results for the fourth quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at www.rpc.net. The live conference call can also be accessed by calling (888) 397-5352 or (719) 325-2435 and using the access code #5849063. For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website (www.rpc.net) beginning approximately two hours after the call.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, RPC’s expectation that customers will continue to seek pricing concessions from financially stressed service companies and will request more service intensive completion work; our expectation that our customers will experience reduced access to the capital markets creating uncertainty for our customers’ 2016 budgets and operational plans; our belief that other competing oilfield service companies may not have the financial resources to maintain their equipment properly; and our belief that the impact of a smaller effective fleet of equipment in the oilfield service industry will not be known until industry activity levels improve. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions; credit risks associated with collections of our accounts receivable from customers experiencing challenging business conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the impact of the level of unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity; adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and our reliance upon large customers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2014.

For information about RPC, Inc., please contact:

Ben M. Palmer	Jim Landers
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-2140	(404) 321-2162
irdept@rpc.net	jlanders@rpc.net

Fourth Quarter 2015 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended, (Unaudited)	Three Months Ended			Twelve Months Ended
	December 31, 2015	September 30, 2015	December 31, 2014	2015	2014
REVENUES	$268,086	$291,924	$632,206	$1,263,840	$2,337,413
COSTS AND EXPENSES:
Cost of revenues	217,442	234,640	390,486	986,144	1,493,082
Selling, general and administrative expenses	36,594	37,345	50,376	156,579	197,116
Depreciation and amortization	66,153	69,047	61,572	270,977	230,813
Loss on disposition of assets, net	5,302	3,791	4,151	6,417	15,472
Operating (loss) profit	(57,405)	(52,899)	125,621	(156,277)	400,929
Interest expense	(701)	(250)	(589)	(2,032)	(1,431)
Interest income	63	5	5	83	19
Other income (expense), net	253	(795)	(204)	5,185	(131)
(Loss) income before income taxes	(57,790)	(53,939)	124,833	(153,041)	399,386
Income tax (benefit) provision	(19,909)	(18,766)	47,196	(53,480)	154,193
NET (LOSS) INCOME	$(37,881)	$(35,173)	$77,637	$(99,561)	$245,193

(LOSS) EARNINGS PER SHARE
Basic	$(0.18)	$(0.16)	$0.36	$(0.47)	$1.14
Diluted	$(0.18)	$(0.16)	$0.36	$(0.47)	$1.14

AVERAGE SHARES OUTSTANDING
Basic	213,679	213,679	213,761	213,632	214,840
Diluted	213,679	213,679	214,519	213,632	215,890

Fourth Quarter 2015 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At December 31, (Unaudited)	(In thousands)
	2015	2014
ASSETS
Cash and cash equivalents	$65,196	$9,772
Accounts receivable, net	232,187	634,730
Inventories	128,441	155,611
Deferred income taxes	-	9,422
Income taxes receivable	51,392	29,115
Prepaid expenses	8,961	9,135
Other current assets	6,031	3,843
Total current assets	492,208	851,628
Property, plant and equipment, net	688,335	849,383
Goodwill	32,150	32,150
Other assets	24,401	26,197
Total assets	$1,237,094	$1,759,358

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$75,811	$175,416
Accrued payroll and related expenses	16,654	49,798
Accrued insurance expenses	4,296	5,632
Accrued state, local and other taxes	2,838	6,821
Income taxes payable	7,639	944
Other accrued expenses	226	401
Total current liabilities	107,464	239,012
Long-term accrued insurance expenses	11,348	10,099
Notes payable to banks	-	224,500
Long-term pension liabilities	33,009	34,399
Other long-term liabilities	17,497	15,989
Deferred income taxes	115,495	156,977
Total liabilities	284,813	680,976
Common stock	21,699	21,654
Capital in excess of par value	-	-
Retained earnings	948,551	1,074,561
Accumulated other comprehensive loss	(17,969)	(17,833)
Total stockholders' equity	952,281	1,078,382
Total liabilities and stockholders' equity	$1,237,094	$1,759,358

Fourth Quarter 2015 Earnings Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call. EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with U.S. GAAP. RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure. This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended, (Unaudited)	Three Months Ended			Twelve Months Ended
(in thousands except per share data)	December 31, 2015	September 30, 2015	December 31, 2014	2015	2014

Reconciliation of Net (Loss) Income to EBITDA
Net (Loss) income	$(37,881)	$(35,173)	$77,637	$(99,561)	$245,193
Add:
Income tax (benefit) provision	(19,909)	(18,766)	47,196	(53,480)	154,193
Interest expense	701	250	589	2,032	1,431
Depreciation and amortization	66,153	69,047	61,572	270,977	230,813
Less:
Interest income	63	5	5	83	19
EBITDA	$9,001	$15,353	$186,989	$119,885	$631,611

EBITDA PER SHARE
Basic	$0.04	$0.07	$0.87	$0.56	$2.94
Diluted	$0.04	$0.07	$0.87	$0.56	$2.93